Exhibit 99.1


   Build-A-Bear Workshop, Inc. Announces It is Evaluating Strategic
        Alternatives for Enhancing Long-Term Shareholder Value


    ST. LOUIS--(BUSINESS WIRE)--June 28, 2007--Build-A-Bear Workshop, Inc. (NYSE: BBW), an interactive, entertainment retailer of customized stuffed animals, announced today that the company has retained Lehman Brothers to assist it and the board of directors in an analysis and consideration of a broad range of potential strategic alternatives to enhance long-term shareholder value.

    "We believe that through our highly profitable business model and unique retail-entertainment concept we will continue to grow total revenues, increase net income, and generate excess cash flow", said Maxine Clark, chairman and chief executive bear. "Our future success and the drivers of our future growth will continue to be to implement our strategy of expanding our North American store base to at least 350 stores, building our European store base to approximately 120 stores, growing our international franchising operations to approximately 300 stores, developing and growing our existing portfolio of new concepts and brand extensions, and investing in our interactive website. That said, we also believe that we have an obligation to shareholders to consider a broad range of potential strategic alternatives that could further enhance shareholder value. During this evaluation process, we will continue to remain focused on business as usual for all operations of our company and on executing our plans."

    There is no assurance that this process will result in any changes to the company's current business plans or lead to any specific action or transaction. However, while the process is underway, the company does not expect to disclose further developments regarding the process until the Board's review of strategic alternatives has been completed. Also, during the process, the company will not provide any new earnings guidance, nor will the company update or comment further upon the earnings guidance previously provided.

    Build-A-Bear Workshop plans to release financial results for the second quarter on Thursday, July 26, 2007, before the opening of trading on the New York Stock Exchange.

    About Build-A-Bear Workshop, Inc.

    Build-A-Bear Workshop, Inc. is the only global company that offers an interactive make-your-own stuffed animal retail-entertainment experience. Founded in St. Louis in 1997, the company currently operates more than 275 stores in the United States, Canada, the United Kingdom and Ireland. The addition of franchise stores in Europe, Asia and Australia make Build-A-Bear Workshop the leader in interactive retail. In November 2004, the company expanded the make-your-own concept from stuffed animals to dolls with the opening of its first friends 2B made(R) stores, where Guests can make their own doll friends. Build-A-Bear Workshop (NYSE: BBW) posted total revenue of $437 million in fiscal 2006. For more information, call 888.560.BEAR
(2327) or visit the company's award-winning Web sites at www.buildabear.com and www.friends2bmade.com.

    Forward-Looking Statements

    This press release contains "forward-looking statements" (within the meaning of the federal securities laws) which represent the Build-A-Bear Workshop's expectations or beliefs with respect to future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Those factors include, without limitation: we may be unable to generate interest in and demand for our interactive retail experience, or to identify and respond to consumer preferences in a timely fashion; our marketing initiatives may not be effective in generating sufficient levels of brand awareness and guest traffic; we may be unable to generate comparable store sales growth; we may be unable to open new stores or may be unable to effectively manage our growth; we may be unable to effectively manage our international franchises or laws relating to those franchises may change; we may be unable to realize some of the expected benefits of the acquisition of Amsbra and Bear Factory including making these operations profitable; we do not know what the outcome of the strategic alternatives evaluation process discussed above will be; customer traffic may decrease in the shopping malls where we are located, on which we depend to attract guests to our stores; general economic conditions may deteriorate, which could lead to disproportionately reduced consumer demand for our products, which represent relatively discretionary spending; our market share could be adversely affected by a significant, or increased, number of competitors; we may lose key personnel, be unable to hire qualified additional personnel, or experience turnover of our management team; the ability of our principal vendors to deliver merchandise may be disrupted; the availability and costs of our products could be adversely affected by risks associated with international manufacturing and trade; high petroleum products prices could increase our inventory transportation costs and adversely affect our profitability; we may be unable to realize the anticipated benefits from our company-owned distribution center; fluctuations in our quarterly results of operations could cause the price of our common stock to substantially decline; we may fail to renew, register or otherwise protect our trademarks or other intellectual property; we may have disputes with, or be sued by, third parties for infringement or misappropriation of their proprietary rights; we may be unable to renew or replace our store leases, or enter into leases for new stores on favorable terms or in favorable locations, or may violate the terms of our current leases; we may suffer negative publicity or be sued due to violations of labor laws or unethical practices by manufacturers of our merchandise; and we may improperly obtain or be unable to protect information from our guests in violation of privacy or security laws or expectations. These and other applicable risks, cautionary statements and factors that could cause actual results to differ from the Company's forward-looking statements are included in the Company's filings with the SEC, including as described in the Company's annual report on Form 10-K for the fiscal year ended December 30, 2006. The Company undertakes no obligation to update or revise any forward- looking statements to reflect subsequent events or circumstances even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.


    CONTACT: Build-A-Bear Workshop, Inc.
             Investors Contact:
             Molly Salky, 314-423-8000, ext. 5353
             or
             Media Contact:
             Jill Saunders, 314-423-8000, ext. 5293